AMENDMENT NO. 1 TO

NEVADA GOLD HOLDINGS, INC.

2008 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Nevada Gold Holdings, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) is made effective immediately following the effective time of the Company’s contemplated one-for-fifteen reverse stock split of the Common Stock (the “Reverse Split”).  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the 2008 Plan.

WHEREAS, the Company’s Board of Directors has approved, and stockholders holding a majority of the Company’s Common Stock have approved the Reverse Split; and

WHEREAS, the Company is planning to effect the Reverse Split as soon as practicable following satisfaction of certain regulatory requirements; and

WHEREAS, upon consummation of the Reverse Split, pursuant to Section 14 of the 2008 Plan, the maximum aggregate number of shares of Common Stock with respect to which awards may be granted under the 2008 Plan (the “Plan Maximum”) will be reduced from 4,000,000 shares to 266,666 shares; and

WHEREAS, the Board of Directors and the stockholders of the Company have determined to increase the Plan Maximum by amending Section 3 of the 2008 Plan, effective immediately following the effective time of the Reverse Split.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby amends the 2008 Plan as follows:

1.	Section 3(a) of the 2008 Plan is amended to read as follows:

(a)	Share Reserve and Automatic Increases.

(i)
Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 3,000,000 Shares.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(ii)
The number of Shares available for issuance under the Plan (the “Floating Maximum”) will be increased on the first day of each Fiscal Year beginning with the 2011 Fiscal Year, in an amount equal to the lesser of (i) the difference between 5% of the number of Diluted Shares (as defined below) on the last day of the immediately preceding Fiscal Year and the maximum aggregate number of Shares subject to the Plan on the last day of the immediately preceding Fiscal Year, or (ii) such other number of Shares as is determined by the Board.  As used herein, “Diluted Shares” means the outstanding Shares, together with all Shares issuable upon conversion of convertible debt and equity securities (including interest accrued thereon), and all Shares issuable upon exercise of options warrants or other rights (excluding options issued under the Plan) having an exercise price equal to or less than the Fair Market Value at the time of measurement.  The maximum number of shares of common stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is the lesser of (A) the Floating Maximum, and (B) 15,000,000 Shares.

2.	All of the other terms of the 2008 Plan continue with full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of the date first above written.

NEVADA GOLD HOLDINGS, INC.

By:	/s/ David Rector
Name: David Rector
Title: Chief Executive Officer